Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN BOARD OF DIRECTORS AUTHORIZES

A REPURCHASE PROGRAM OF 5.7 MILLION SHARES

VALLEY FORGE, Pa. February 9, 2004 – AmerisourceBergen Corporation (NYSE: ABC), a leading pharmaceutical services company, today announced that, as expected, its Board of Directors has authorized the Company to purchase 5.7 million shares of its outstanding common stock subject to market conditions. The number of shares is approximately equivalent to the number of common stock shares issued in connection with the conversion of the Company’s 5 percent convertible subordinated notes, completed January 3, 2005. The Company expects to complete the repurchase program by the end of fiscal year 2005.

Under a separate $500 million repurchase program authorized by the Board of Directors in August 2004, AmerisourceBergen has acquired, as of December 31, 2004, 7.6 million shares of its common stock for a total of $397.7 million. The Company expects to complete the remainder of the $500 million program by the end of fiscal year 2005.

The Company will purchase the shares in both programs from time to time for cash in open market transactions or by other means in accordance with applicable federal securities laws. The Company will hold any repurchased shares as treasury shares, which will be available for general corporate purposes.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the largest pharmaceutical services companies in the United States. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation, bedside medication safety systems, and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $48 billion in operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #22 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing AmerisourceBergen’s future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer relationships; customer insolvencies; changes in customer mix; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; regulatory changes; changes in U.S. government policies (including changes in government policies pertaining to drug reimbursement); changes in market interest rates; and other economic, business, competitive, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these and other risk factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2004.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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